EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
MCKESSON CORPORATION
PACKET MERGER SUB INC.
and
PER-SE TECHNOLOGIES, INC.
Dated as of November 5, 2006

TABLE OF CONTENTS
ARTICLE I
THE MERGER

-ii-

Exhibit
Exhibit A	Amended and Restated Certificate of Incorporation of the Surviving Corporation

-iii-

INDEX OF DEFINED TERMS

2024 Convertible Debentures	10
Actions	16
Affiliate	57
Antitrust Law	46
Business Day	57
Capitalization Date	9
Certificate	3
Certificate of Merger	2
Closing	1
Closing Date	1
Code	6
Commonly Controlled Entity	22
Company	1
Company Adverse Recommendation Change	43
Company Benefit Agreements	16
Company Benefit Plans	22
Company Bylaws	9
Company Certificate	2
Company Common Stock	3
Company Compliance Plan	20
Company Deferred Amount Stock Unit	5
Company Deferred Stock Units	5
Company Disclosure Schedule	8
Company DSU Plan	5
Company Enhancement Bonus Stock Unit	5
Company Intellectual Property	29
Company IP Agreements	29
Company LTIP	4
Company Non-Voting Common Stock	9
Company Pension Plan	22
Company Personnel	15
Company Preferred Stock	9
Company Recommendation	39
Company Registered Intellectual Property	28
Company Rights	9
Company Rights Plan	9
Company RSUs	4
Company SEC Documents	13
Company Service-Based RSUs	4
Company Software	30
Company Source Code	30
Company Stock Option	3
Company Stock Plans	10
Company Stock-Based Awards	10
Company Stockholder Approval	31
Company Welfare Plan	22
Company-Owned Intellectual Property	29
Confidentiality Agreement	41
Continuing Employees	48
Contract	12
Converted Deferred Stock Unit	5
Converted RSU	4
DGCL	1
Dissenting Shares	6
DOJ	46
Effect	57
Effective Time	2
Environmental Laws	21
ERISA	22
Exchange Act	12
Exchange Fund	6
Federal Health Care Program	20
Filed Company SEC Documents	13
Financing	41
Foreign Antitrust Laws	46
Foreign Benefit Plans	22
FTC	46
GAAP	13
Government Bid	18
Government Contract	18
Governmental Entity	12
Hazardous Materials	21
Healthcare Information Laws	20
HIPAA	19
HSR Act	12
Inbound License Agreements	29
Infringing	29
Intellectual Property	30
Intervening Event	44
IRS	23
Key Personnel	57
Knowledge	57
Law	12
Leased Real Property	28
Leases	28
Liens	9
Material Adverse Effect	57
Material Contract	16
Merger	1
Merger Consideration	3
Merger Sub	1

-iv-

Nasdaq	12
Notice of Superior Proposal	43
Order	12
Outbound License Agreements	29
Outside Date	52
Owned Real Property	28
Parent	1
Parent Common Stock	4
Parent Material Adverse Effect	58
Paying Agent	6
Permits	19
Permitted Liens	58
person	59
Proxy Statement	31
Publicly Available Software	30
Real Property	28
Registered Intellectual Property	30
Release	21
Representatives	41
SEC	13
Securities Act	13
Software	30
SOX	14
Stockholder Party	1
Stockholders Meeting	39
Subsidiary	59
Superior Proposal	42
Surviving Corporation	1
Takeover Proposal	42
Tax	27
Tax Return	28
Taxing Authority	28
Termination Fee	54
Trade Secrets	31
Voting Agreement	1

-v-

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2006, among MCKESSON CORPORATION, a Delaware corporation (“Parent”), PACKET MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and PER-SE TECHNOLOGIES, INC., a Delaware corporation (the “Company”).
     WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the Board of Directors of each of Parent and the Company have determined that it is in the best interests of their respective companies and stockholders to consummate the Merger provided for herein; and
     WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, certain stockholders of the Company (collectively, the “Stockholder Party”) are entering into an agreement with Parent and the Company (the “Voting Agreement”) pursuant to which the Stockholder Party has agreed, among other things, to vote its shares of the Company Common Stock in favor of the adoption of this Agreement and the Merger.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
THE MERGER
     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
     SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Ave., New York, New York 10017, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

     SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).
     SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Restated Certificate of Incorporation of the Company (the “Company Certificate”) shall be amended at the Effective Time so as to read in its entirety as set forth on Exhibit B hereto and, as so amended, such Company Certificate shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law.
          (b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Restated Bylaws of the Company shall be amended so as to read in their entirety as the Bylaws of Merger Sub (except that the name of the Surviving Corporation shall be “Per-Se Technologies, Inc.”) and, as so amended, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
     SECTION 1.06. Directors and Officers of the Surviving Corporation. (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
     SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), or of any shares of capital stock of Parent or Merger Sub:
          (a) Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;
          (b) Each share of Company Common Stock that is directly owned by the Company or Parent immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided that, for the avoidance of doubt, no shares of Company Common Stock that are owned by a direct or indirect wholly-owned Subsidiary of the Company shall be canceled pursuant to this Section 2.01(b); and
          (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b), any Dissenting Shares and any shares that are owned by a direct or indirect wholly-owned Subsidiary of the Company, which shall remain outstanding) shall be converted into the right to receive $28.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of such share in the manner provided in Section 2.04. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.04(b). The right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of withholding (if any) that is required to be made under applicable Tax Law.
     SECTION 2.02. Treatment of Company Stock Options; Company RSUs; Company Deferred Stock Units. (a) The Company shall provide that, as of the Effective Time, each option to purchase Company Common Stock (each, a “Company Stock Option”) granted under any Company Stock Plan which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested, exercisable or not exercisable), shall be canceled by the Company, and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less the amount of withholding (if any) that is required to be made under applicable Tax Law) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Stock Option.

In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without payment therefor and have no further force or effect.
          (b) Except as provided in Section 2.02(c), the Company shall provide that, as of the Effective Time, each restricted stock unit granted under any Company Stock Plan (each, a “Company RSUs”) which, in each case, is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be canceled by the Company and the holder thereof shall be entitled to receive promptly following the Effective Time from the Surviving Corporation, in consideration for such cancellation, an amount (less the amount of withholding (if any) that is required to be made under applicable Tax Law) equal to the product of (i) the Merger Consideration, multiplied by (ii) the total number of shares of Company Common Stock subject to such Company RSU.
          (c) (i) Notwithstanding anything herein to the contrary, as soon as practicable following the date of this Agreement, the Company shall take such actions as are necessary to cause the Surviving Corporation as of the Effective Time to assume the obligations of the Company under the Company’s 2006 Long-Term Incentive Plan (the “Company LTIP”) with respect to Company RSUs that are service-based restricted stock units (“Company Service-Based RSUs”) and the Company’s board of directors shall adopt such resolutions or take such other actions as may be required to effect the following:
     (A) At the Effective Time, each Company Service-Based RSU granted by the Company under the Company LTIP, which is outstanding and which has not been settled by the issuance of shares of Company Common Stock immediately prior to the Effective Time, shall cease to represent a right to receive upon settlement shares of Company Common Stock and shall instead be assumed by Parent and converted automatically into a right (a “Converted RSU”) to receive upon settlement (otherwise in accordance with the terms of the Company LTIP and the agreements evidencing grants thereunder) such number of shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) as is equal to (I) the number of shares of Company Common Stock subject to such Company Service-Based RSU immediately prior to the Effective Time multiplied by (II) the quotient of (x) the Merger Consideration divided by (y) the closing price of Parent Common Stock on the Closing Date.
     (B) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted RSU an appropriate notice evidencing the foregoing assumption of the restricted stock unit award by Parent. Parent shall comply with the terms of the Company LTIP and the agreements, subject to the adjustments pursuant to this Section 2.02(c). Each holder of a Converted RSU shall be credited with such holder’s service with the Company or its Subsidiaries for purposes of determining such holder’s vesting under such Converted RSU.
          (ii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the settlement of Converted RSUs. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted RSUs.
          (d) (i) As soon as practicable following the date of this Agreement, the Company shall take such actions as are necessary to cause the Surviving Corporation as of the Effective Time to assume the obligations of the Company under the Company’s Deferred Stock Unit Plan (the “Company DSU Plan”) with respect to deferred amount stock units (each a “Company Deferred Amount Stock Unit”) and enhancement bonus stock units (each a “Company Enhancement Bonus Stock Unit” and, together with the Company Deferred Amount Stock Units, the “Company Deferred Stock Units”) and the Company’s board of directors shall adopt such resolutions or take such other actions as may be required to effect the following:
     (A) At the Effective Time, each Company Deferred Stock Unit outstanding under the Company DSU Plan, which has not been distributed immediately prior to the Effective Time, shall cease to represent a right to receive upon distribution shares of Company Common Stock and shall instead be assumed by Parent and converted automatically into a right (a “Converted Deferred Stock Unit”) to receive upon distribution (otherwise in accordance with the terms of the Company DSU Plan) such number of shares Parent Common Stock as is equal to (I) the number of shares of Company Common Stock subject to such Company Deferred Stock Unit immediately prior to the Effective Time multiplied by (II) the quotient of (x) the Merger Consideration divided by (y) the closing price of Parent Common Stock on the Closing Date.
     (B) As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of a Converted Deferred Stock Unit an appropriate notice evidencing the foregoing assumption by Parent. Parent shall comply with the terms of the Company DSU Plan and any related agreements, subject to the adjustments pursuant to this Section 2.02(d). Each holder of a Converted Deferred Stock Unit shall be credited with such holder’s service with the Company or its Subsidiaries for purposes of determining such holder’s vesting under such Converted Deferred Stock Unit.
          (ii) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon the settlement of Converted Deferred Stock Units. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the Converted Deferred Stock Units.
          (e) Prior to the Effective Time, the Company shall take all actions necessary in order to effectuate the provisions of this Section 2.02.
          (f) It is the intent of the parties that the Converted RSUs and Converted Deferred Stock Units shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so as to avoid the imposition of any additional taxes or penalties in respect of deferred compensation, and that, to the extent necessary to comply with such section, the provisions of this Section 2.02 shall be construed in a manner consistent with such intent and adjusted, to the extent necessary, to avoid a failure to comply with Section 409A of the Code.

     SECTION 2.03. Dissenting Shares. (a) Shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders that have properly demanded and perfected their appraisal rights with respect to such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be canceled and the holder thereof shall not receive the Merger Consideration as compensation for such cancellation, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Dissenting Shares shall thereupon be deemed to have been canceled, at the Effective Time, and the holder thereof shall be entitled to receive the Merger Consideration (payable without any interest thereon and less the amount of withholding (if any) that is required to be made under applicable Tax Law) as compensation for such cancellation.
          (b) The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand appraisal with respect to any shares of Company Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Section 262 of the DGCL and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction, make any payment or other commitment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.
     SECTION 2.04. Exchange of Certificates.
          (a) Prior to the Effective Time, Parent shall appoint The Bank of New York or another bank or trust company that is reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, for the benefit of the holders of Certificates, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c) (the “Exchange Fund”).
          (b) As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of one or more Certificates shall, upon surrender to the Paying Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Certificates, and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.04(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.04(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates.
          (c) The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of the Merger Consideration as provided in this Article II.
          (d) Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Article II.
          (e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash or distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
          (f) The Paying Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments will be payable to the Surviving Corporation or Parent, as Parent directs. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
          (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Article II.
          (h) Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided that information contained in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement, other than Section 3.07(a) of this Agreement, to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other section of this Agreement), the Company represents and warrants to Parent and Merger Sub as follows:
     SECTION 3.01. Organization, Standing and Corporate Power; Subsidiaries. (a) The Company and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals or where the failure of a Subsidiary of the Company to be in good standing has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect.
          (b) Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, each Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current Taxes not yet due and payable) (collectively, “Liens”), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.
     SECTION 3.02. Certificate of Incorporation and Bylaws. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Certificate and the Company’s Restated By-laws (the “Company Bylaws”), and the comparable organizational documents of each Subsidiary, in each case as amended to the date hereof. The Company Certificate and Company Bylaws and other organizational documents of the Company and each Subsidiary are in full force and effect and no other organizational documents are applicable to or binding upon the Company.
     SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, 600,000 shares of non-voting common stock, par value $0.01 per share (“Company Non-Voting Common Stock”), and 20,000,000 shares of preferred stock, no par value (“Company Preferred Stock”), of which 1,000,000 of such shares are designated as Series A Junior Participating Preferred Stock, without par value, and have been reserved for issuance upon the exercise of the rights (the “Company Rights”) distributed to the holders of Company Common Stock pursuant to the Company’s Rights Agreement, dated as of February 11, 1999, as amended (the “Company Rights Plan”), by and between the Company and American Stock Transfer & Trust Company, as Rights Agent. At the close of business on October 31, 2006 (the “Capitalization Date”):
          (i) 42,214,521 shares of Company Common Stock were issued and outstanding (which number includes 2,986,782 shares of Company Common Stock held by the Company in its treasury);
          (ii) 1,896,827 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 3.25% Convertible Subordinated Debentures due 2024 (the “2024 Convertible Debentures”);
          (iii) 7,725,411 shares of Company Common Stock were reserved and available for issuance upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of Company Stock Options issued pursuant to the Company’s 2006 Long-Term Incentive Plan, Second Amended and Restated Stock Option Plan, Non-Qualified Stock Option Plan for Non-Executive Employees, Non- Qualified Stock Option Plan for Employees of Acquired Companies and Amended and Restated Non-Employee Director Stock Option Plan and Deferred Stock Unit Plan, in each case as amended to date (such plans, collectively, the “Company Stock Plans”), of which (x) 5,526,213 shares of Company Common Stock were subject to outstanding Company Stock Options or agreements to grant Company Stock Options, (y) 399,345 shares of Company Common Stock were subject to outstanding Company RSUs or agreements to grant Company RSUs and (z) 126,001 shares of Company Common Stock were subject to outstanding Company Deferred Stock Units; and
          (iv) no shares of Company Preferred Stock were issued or outstanding or were held by the Company as treasury shares.
          (b) Except as set forth above in Section 3.03(a), at the close of business on the Capitalization Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. At the close of business on the Capitalization Date, (i) no shares of Company Common Stock were owned by a direct or indirect wholly-owned Subsidiary of the Company and (ii) there were no outstanding stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options, Company RSUs, Company Deferred Stock Units and the 2024 Convertible Debentures) that are linked to the value of Company Common Stock (collectively, “Company Stock-Based Awards”). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, Company RSUs or Company Deferred Stock Units will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the 2024 Convertible Debentures, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in Section 3.03(a) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options, Company RSUs, Company Deferred Stock Units and 2024 Convertible Notes set forth above in Section 3.03(a) or as may otherwise be permitted under Section 5.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.
          (c) Since January 1, 2001, except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, with respect to the Company Stock Options: (A) each Company Stock Option was properly accounted for on the books and records of the Company; (B) each grant of Company Stock Options was made in accordance with the terms of the applicable Company Stock Plans and any applicable Laws and regulatory rules or requirements; and (C) the per share exercise price of each Company Stock Option was determined in accordance with the applicable Company Stock Plan and, to the extent required pursuant to the terms of the applicable Company Stock Plan, was equal to the fair market value of a share of Company Common Stock (determined in accordance with the applicable Company Stock Plan) on the applicable date on which the related grant was by its terms to be effective.
     SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held (i) approved, and declared advisable, this Agreement, (ii) determined that the terms of this Agreement are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company as promptly as practicable, (iv) subject to Section 6.04, recommended that the stockholders of the Company adopt this Agreement at the Stockholders Meeting, which resolutions have not as of the date hereof been subsequently rescinded, modified or withdrawn in any way, and (v) approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL.
     SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company Bylaws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, or indenture, or any lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to obtaining the Company Stockholder Approval and assuming the consents, approvals, filings and other matters referred to Section 3.05(b) are duly obtained or made, any (A) statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company or any of their respective Subsidiaries or any of their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be likely to have a Material Adverse Effect.
          (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger or the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, order, authorization or permit of, action by, filing with or notification to, any Federal, state, local or foreign governmental, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a “Governmental Entity”), except for (i) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and the termination of the waiting period required thereunder, and (B) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (ii) the filing with the SEC of (x) the Proxy Statement and (y) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) any filings with and approvals of NASDAQ National Market System (“Nasdaq”) and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be likely to (x) have a Material Adverse Effect or (y) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.
     SECTION 3.06. Company SEC Documents; Financial Statements; No Undisclosed Liabilities. (a) The Company has timely filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the Securities and Exchange Commission (the “SEC”) required to be filed by the Company since January 1, 2003 (such documents, together with any documents filed (rather than furnished) during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). As of its filing date, or if amended or supplemented prior to the date of this Agreement, as of the date of the last such amendment or supplement, each of the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), and the Exchange Act applicable to such Company SEC Documents. Except to the extent the information contained in any Company SEC Document has been amended, supplemented or superseded by a later-filed Company SEC Document filed prior to the date hereof, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Company SEC Documents. Each of the

Company SEC Documents complied in all material respects at the time it was filed as to form with the applicable requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and the financial statements included therein or incorporated therein by reference (including the related notes) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments).
          (b) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which if known would be required to be reflected, reserved for or disclosed in a consolidated balance sheet of the Company and its consolidated Subsidiaries, including the notes thereto, prepared as of the date of this Agreement in accordance with GAAP, except (i) as reflected, reserved for or disclosed in the most recent balance sheet of the Company included in Company SEC Documents filed prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) as incurred in the ordinary course of business consistent with past practice since June 30, 2006, (iii) as incurred pursuant to the Transactions or (iv) as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents. None of the Subsidiaries of the Company are, or have at any time since January 1, 2003 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
          (c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

          (d) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are designed to provide reasonable assurance that the information relating to the Company, including its consolidated subsidiaries, required to be disclosed by the Company in its reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company maintains internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance that (A) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the Company; (B) access to assets is permitted only in accordance with management’s general or specific authorizations; and (C) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences. To the extent required by applicable Law, (i) the Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation, and (ii) disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
          (e) Since January 1, 2003, (i) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
     SECTION 3.07. Absence of Certain Changes or Events. (a) Since June 30, 2006, there has not been any change, event, condition, development or occurrence which has had, or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
          (b) Except for liabilities incurred in connection with this Agreement or, with respect to liabilities incurred after the date hereof, as expressly permitted pursuant to Section 5.01, since June 30, 2006, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and from such date until the date hereof there has not been:

          (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company;
          (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities;
          (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock;
          (iv) (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee, independent contractor or consultant of the Company or any of its Subsidiaries (all such individuals, collectively, the “Company Personnel”) of any increase in compensation, bonus or fringe or other benefits, except for normal increases in cash compensation (including cash bonus compensation) in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Company Personnel of (x) any increase in severance or termination pay or (y) any right to receive any severance or termination pay, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (x) any employment, deferred compensation, consulting, severance, change of control, termination, retention, deal bonus or indemnification Contract with any Company Personnel or (y) any Contract with any Company Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such Contracts under this clause (C), collectively, “Company Benefit Agreements”), or (D) the adoption, amendment or termination of any Company Benefit Plan or entry into any agreement, plan or arrangement to do any of the foregoing;
          (v) any material damage, destruction or loss, whether or not covered by insurance;
          (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP; or
          (vii) any material Tax election or any settlement or compromise of any material income Tax liability.
     SECTION 3.08. Litigation. Except for those matters that individually or in the aggregate have not had and would not reasonably be likely to have a Material Adverse Effect: (a) there are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise) (“Actions”), including Actions under or relating to any Environmental Law, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award; and (c) to the Knowledge of the Company, there are no formal or informal governmental inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened, in each case regarding accounting or disclosure practices of the Company or any of its Subsidiaries, compliance by the Company or any of its Subsidiaries with any Law or any malfeasance by any officer of the Company or any of its Subsidiaries.
     SECTION 3.09. Material Contracts. (a) For purposes of this Agreement, a “Material Contract”) shall mean:
          (i) Any employment, severance, retention, deal bonus, consulting or other Contract with any Company Personnel which will require the payment of amounts by the Company or any of its Subsidiaries, as applicable, after the date hereof in excess of $150,000 per annum;
          (ii) Any collective bargaining agreement with any labor union;
          (iii) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000;
          (iv) Any Contract, other than the Company Certificate, Company Bylaws or other corporate documents of the Company and its Subsidiaries, containing covenants of the Company or any of its Subsidiaries to indemnify or hold harmless another person or group of persons, unless such indemnification or hold harmless obligation to such person, or group of persons, as the case may be, would not reasonably be expected to exceed a maximum of $500,000;
          (v) Any Contract requiring aggregate future payments or expenditures in excess of $500,000 and relating to corrective cleanup, abatement, remediation or similar actions in connection with environmental liabilities or obligations;
          (vi) Company IP Agreements;
          (vii) Any Contract pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other person (other than the Company or any of its Subsidiaries);
          (viii) Any (i) indenture, mortgage, loan, guarantee or credit Contract under which the Company or any of its Subsidiaries has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or (ii) guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $500,000;

          (ix) Any Contracts (i) providing for any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated pursuant to the Securities Act) where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving or material liabilities of the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents or (ii) providing for any loan by the Company or any of its Subsidiaries to the counterparty to such Contract (or to an affiliate of such counterparty) for an amount in excess of $250,000;
          (x) Any Contract (i) containing a covenant that prohibits or restricts, in any material respect, the Company or any of its Subsidiaries from engaging in any business activities in any geographic area, line of business or customer segment or otherwise in competition with any Person, or (ii) that grants material exclusivity rights or “most favored nations” status to the counterparty thereof;
          (xi) Contracts providing for “earn-outs,” “performance guarantees” or other similar contingent payments by the Company or any Subsidiary which would reasonably be expected to be in excess of $500,000 during any twelve-month period;
          (xii) Any Government Contract or Government Bid, other than any such Government Contract or Government Bid that is with a Government-owned hospital or ambulance service and that would not reasonably be expected to involve payments by or to the Company or any Subsidiary of the Company in excess of $250,000 per annum;
          (xiii) Any material Contract (including guarantees) between the Company or any wholly-owned Subsidiary of the Company, on the one hand, and another Subsidiary of the Company that is not wholly-owned by the Company, on the other hand;
          (xiv) Any Contract entered into on or after January 1, 2001 relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise) in an amount in excess of $500,000 to the extent that there are continuing obligations thereunder as of the date hereof; and
          (xv) Any Contract (other than Contracts of the type described in subclauses (i) through (xiv) above) that involves aggregate payments by or to the Company or any of its Subsidiaries in excess of $500,000 per annum, other than purchase or sales orders or other Contracts entered into in the ordinary course of business consistent with past practice that are terminable or cancelable by the Company or any of its Subsidiaries without penalty on 90 days’ notice or less.
          (b) Section 3.09(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement. Each such Material Contract is in full force and effect, and neither the Company nor any of its Subsidiaries has repudiated or waived any material provision of such Material Contract, except to the extent that (i) such Material Contract has previously expired in accordance with its terms or (ii) the failure to be in full force and effect, or any such repudiation or waiver, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any counterparty to any such Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any such Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.
     SECTION 3.10. Government Contracts. (a) (i) During the last three years, the Company has complied with all U.S. federal Laws and Regulations applicable to government contracting and procurement, including U.S. federal Laws and Regulations relating to procurement integrity, equal employment opportunity and the prohibitions on false claims and statements in connection with the bidding for, responding to requests for proposals for, solicitation, negotiation and execution of Government Contracts, except, in each case, where the failure to comply individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect, and (ii) during the last three years, none of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of the employees of the Company or any of its Subsidiaries has made a voluntary disclosure with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, other than routine inquiries, audits and reconciliations that, in each case, individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect. For purposes of this Agreement, “Government Contract” means any Contract that (x) is between the Company or any of its Subsidiaries, on the one hand, and a Governmental Entity, on the other hand, or (y) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) known by the Company or any Subsidiary to be in connection with a contract between another entity and a Governmental Entity, and “Government Bid” means any offer to sell products or services made by the Company or any of its Subsidiaries to a Governmental Entity.
          (b) Neither the Company nor any of its Subsidiaries nor any of the Company Personnel is (or during the last three years has been) or, to the Knowledge of the Company, is threatened to be suspended or debarred from doing business with a Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for U.S. Government or non-U.S. Government contracting.
     SECTION 3.11. Permits; Compliance with Laws. (a) The Company and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities and third persons necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted (collectively, “Permits”), except where the failure to have any of such Permits has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2003, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause any revocation, modification or cancellation of any such Permit that would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.
          (b) The businesses of the Company and its Subsidiaries have been and are being conducted in compliance with, and none of the Company, any Subsidiary or, to the

Knowledge of the Company, any of their respective officers, directors or employees has engaged in any activity which is in violation of, applicable Laws and Orders, including: (i) the applicable Medicare and Medicaid fraud and abuse provisions of the federal Social Security Act and other federal laws, including any activity which is prohibited under the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.); (ii) the physician self-referral provisions of the Stark Law (42 U.S.C. § 1395nn); (iii) the False Claims Act (31 U.S.C. § 3729); (iv) the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (v) Mail and Wire Fraud (18 U.S.C. §§ 1341-1343); (vi) False Statements Relating to Health Care Matters (18 U.S.C. § 1035); (vii) Health Care Fraud (18 U.S.C. § 1347); (viii) or any applicable regulations related to any of the above (i) through (vii) (or any applicable related state or local statutes, regulations, or ordinances); and (viii) the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder regarding the transactions, code sets and unique identifier requirements (as set forth in 45 C.F.R. Part 162), the privacy and security of protected health information (as set forth at 45 C.F.R. Part 160 and Part 164, Subparts A, C, and E) and any state or local statutes, regulations, or ordinances related to the privacy or security of individually identifiable health or medical information, except where any such non-compliance has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is currently, nor has ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of Inspector General of the Department of Health and Human Services or similar agreement or consent order of any other Governmental Entity which, in each case, has or could have a continuing impact on the Company or its Subsidiaries.
          (c) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, or employees has been convicted of, charged with or investigated for a Medicare, Medicaid or state health program related offense or has been debarred, excluded or suspended from participation in Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. §1320a-7b(f) (“Federal Health Care Program”), or been subject to any order or consent decree of, or criminal or civil fine or penalty relating to a Federal Health Care Program imposed by, any Governmental Entity. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any their officers, directors, employees or subcontractors has arranged or contracted with (by employment or otherwise) any individual or entity that is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. To the Knowledge of the Company, no exclusion, suspension, or debarment claims, actions, proceedings or investigations are pending or threatened against the Company or any of its Subsidiaries, or any of their officers, directors, employees or subcontractors.
          (d) The Company and its Subsidiaries to the extent required by applicable Healthcare Information Laws, (i) has undertaken all surveys, audits, inventories, reviews, analyses or assessments (including any necessary risk assessments), (ii) has developed a plan for maintaining compliance with all Healthcare Information Laws (the “Company Compliance Plan”) and (iv) has implemented the Company Compliance Plan in all material respects. For purposes of this Agreement, the term “Healthcare Information Laws” means any and all Laws relating to patient or individual healthcare information, including the Administrative Simplification requirements of HIPAA.
          (e) Each Subsidiary that is a “covered entity” or “Health Care Clearinghouse,” as those terms are defined under HIPAA is in compliance in all material respects with the applicable HIPAA requirements regarding the privacy and security of protected health information. Neither the Company nor any such Subsidiary has received any written notice from any person regarding its or any of their agents, employees or contractors’ uses or disclosures of, or security practices regarding, individually identifiable health-related information in violation of any applicable Healthcare Information Law, except for such notices which do not and could not have a continuing impact on the Company or its Subsidiaries. To the Knowledge of the Company, there is no misuse, or improper disclosure or successful security incident (each as determined by reference to the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A and E), the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C) or state Law, as applicable), involving individually identifiable health-related information by, or in the case of Security Incidents (as defined at 45 CFR § 164.304) involving electronic individually identifiable health-related information held by, the Company or its Subsidiaries or any of their agents, employees or contractors, involving individually identifiable health-related information that has not been remedied as required by applicable Law.
     SECTION 3.12. Environmental Matters. (a) Except for those matters that individually or in the aggregate have not had and would not reasonably be likely to have a Material Adverse Effect: (i) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder for remediation; (ii) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries thereunder for remediation; (iii) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (iv) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws.
          (b) For the purposes of this Agreement, the following terms shall have the meanings assigned below:
          (i) “Environmental Laws” means all applicable Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety.
          (ii) “Hazardous Materials” means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.
          (iii) “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.
     SECTION 3.13. Labor Relations and Other Employment Matters. (a) As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary, and no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification to the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority (foreign or domestic). Since January 1, 2003, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.
          (b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect (i) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) no employee of the Company at the officer level or above has given written notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, no employee or former employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating of trade secrets or proprietary information) or non-competition agreement with the Company or any of its Subsidiaries, and (iv) the Company and its Subsidiaries are in compliance with all applicable Laws, Contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.
     SECTION 3.14. ERISA Compliance. (a) Section 3.14(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of

1974, as amended (“ERISA”) including multiemployer plans within the meaning of Section 3(37) of ERISA) and all employment, employee loan, collective bargaining, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, restricted stock unit, deferred stock unit, retirement, thrift savings, stock bonus, paid time off, material fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies or Contracts maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any Company Personnel (collectively, but exclusive of individual option, restricted stock unit and deferred stock unit award agreements issued under the Company Stock Plans, the “Company Benefit Plans”) and each Company Benefit Agreement (exclusive of local offer letters mandated under applicable non-U.S. Law that do not impose any severance obligations other than any mandatory statutory severance). Each Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a “Company Pension Plan” and each Company Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a “Company Welfare Plan”.
          (b) The Company has provided to Parent current, complete and accurate copies of (i) each Company Benefit Plan, including Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States (“Foreign Benefit Plans”), and Company Benefit Agreements (exclusive of local offer letters mandated under applicable non-U.S. Law that do not impose any severance obligations other than any mandatory statutory severance), (ii) for the two most recent years (A) annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Entity with respect to each Company Benefit Plan (if any such report was required) and all schedules and attachments thereto, and (B) actuarial valuation reports, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan and (iv) the most recent favorable IRS determination letter, to the extent applicable.
          (c) Each Company Benefit Plan has been administered in all material respects in accordance with its terms except where the failure to comply with the applicable terms of the plan is necessary to comply with applicable Law. The Company, its Subsidiaries and all the Company Benefit Plans and Foreign Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws.
          (d) All Company Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters or opinion letters from the IRS, to the effect that such Company Pension Plans are so qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or opinion letter relating to any such Company Pension Plan that would reasonably be likely to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. The Company has provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter or opinion letter has not yet been received.
          (e) Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. Except as has not had and would not reasonably be likely to have a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA. To the Knowledge of the Company, no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted. No event has occurred, and to the Knowledge of the Company no condition exists with respect to or in connection with any Company Benefit Plan, that would be reasonably likely to subject the Company, any Subsidiary or Commonly Controlled Entity, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code.
          (f) Except as has not had and would not reasonably be likely to have a Material Adverse Effect, (A) all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, (B) none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no Actions by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that are pending or threatened that could reasonably be expected to give rise to any material liability, (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such Action and (D) no written or oral communication has been received from the Pension Benefit Guaranty Corporation in respect of any Company Benefit Plan subject to Title IV of ERISA in connection with the transactions contemplated herein.
          (g) Except as has not had and would not reasonably be likely to have a Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent balance sheet of the Company included in the Filed Company SEC Documents and (B) no Company Pension Plan has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

          (h) With respect to each Company Benefit Plan, except as has not had and would not reasonably be likely to have a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.
          (i) Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law. Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code).
          (j) None of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any Company Personnel to severance or termination pay, (B) except for awards under the Company Stock Plans as in effect on the date hereof, accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement, (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement or (D) result in payments under any Company Benefit Plan or Company Benefit Agreement which would not be deductible under Section 280G of the Code.
          (k) Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries. No current or former independent contractor that provides or provided personal services to the Company or its Subsidiaries (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, program, policy or Contract to which the Company or any of its Subsidiaries is a party or which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries.
          (l) No material deduction by the Company or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. For each of the Key Personnel of the Company or any of its Subsidiaries, the Company has previously provided to Parent (A) accurate Form W-2 information for the 2001, 2002, 2003, 2004 and 2005 calendar years, (B) annual base salary as of the date hereof, actual bonus earned for the 2004 and 2005 calendar years and target annual bonus for the 2006 calendar year and (C) a list, as of the date hereof, of all outstanding Company Stock Options, Company RSUs and Company Deferred Stock Units granted under the Company Stock Plans or otherwise (together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof), and (D) estimated current annual cost of welfare and pension benefits.
          (m) Except as individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect, with respect to any Foreign Benefit Plan, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance with their terms and all applicable Laws and Orders of any controlling Governmental Entity, (ii) all Foreign Benefit Plans that are required to be funded are fully funded in accordance with applicable Law, past practice and generally accepted accounting principles in the local jurisdiction and, with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the accounting statements of the Company or the applicable Subsidiary to the extent so required; and (iii) no liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been accrued in the consolidated financial statements of the Company included in the Filed Company SEC Documents.
          (n) No Company Personnel is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.
     SECTION 3.15. Taxes. (a) (i) All material Tax Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true and complete in all material respects.
          (ii) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and owing, and the Company’s most recent financial statements included in the Filed Company SEC Documents reflect an adequate accrual for all Taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (iii) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.
          (iv) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes.
          (v) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Company or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries either within the Knowledge of the Company or claimed, pending or raised by an authority in writing. No closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Company or any of its Subsidiaries.
          (vi) There is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and, to the Knowledge of the Company, foreign Taxes with respect to the Company or any of its Subsidiaries nor has any request been made, either (A) in writing or (B) otherwise to the Knowledge of the Company, for any such extension.
          (vii) No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file Tax Returns, alleging that the Company or any of its Subsidiaries has a duty to file Tax Returns and pay Taxes or is otherwise subject to the Taxing Authority of such jurisdiction.
          (viii) Neither the Company nor any of its Subsidiaries joins or has joined in the last six (6) years in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Tax Return other than consolidated Tax Returns for the consolidated group of which the Company or such Subsidiary is or was the common parent.
          (ix) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).
          (x) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
          (xi) Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Effective Time as a result of (A) an open transaction, (B) a prepaid amount, (C) the installment method of accounting, (D) the long-term contract method of accounting,

(E) the cash method of accounting or Section 481 of the Code, (F) deferred gains arising before the Closing or (G) any comparable provisions of state or local Tax Law, domestic or foreign.
          (xii) Neither the Company nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).
          (xiii) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (xiv) Neither the Company nor any of its Subsidiaries has any net operating losses or other tax attributes that are subject to limitation under Section 382, 383, or 384 of the Code (or any comparable provisions of state, local or foreign tax Law).
          (b) For the purposes of this Agreement, the following terms shall have the meanings assigned below:
          (i) “Tax” means (i) any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability is determined or taken into account with reference to the activities of any other person, (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnity agreement.
          (ii) “Taxing Authority” means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
          (iii) “Tax Return” means any report, return, document, declaration or other information or filing required to be filed (including any attached schedules) with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments thereto.
     SECTION 3.16. Title to Properties. Section 3.16 of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property owned by the Company and its Subsidiaries in fee simple that is material to the Company and its Subsidiaries, taken as a whole (the “Owned Real Property”) identifying the owner and address thereof and (ii) a true and complete list of all leases or subleases of real property (the “Leases”) under which the Company or any of its Subsidiaries leases or subleases any real property or interests in real property other than those that are not material to the Company and its Subsidiaries, taken as a whole (the “Leased Real Property”; together with the Owned Real Property the “Real Property") identifying the address thereof. The Company and each of its Subsidiaries (i) has good, valid and marketable title to the Owned Real Property, (ii) has a valid leasehold or sublease interest or other comparable contract right in the Leased Real Property and (iii) has good, valid and marketable title to, or has a valid leasehold or sublease interest (or other comparable contract right) in, the other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business, in each case free and clear of all Liens except for Permitted Liens, except in the case of clause (iii) for such failures to have such title or interests as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be likely to have a Material Adverse Effect.
     SECTION 3.17. Intellectual Property. (a) Section 3.17(a) of the Company Disclosure Schedule sets forth (i) a complete and accurate list, together with registration or application numbers, jurisdictions and filing or issuance dates, as applicable, of all registered Intellectual Property owned by, or filed in the name of, the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”) and that are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; (ii) a list of all other Company Intellectual Property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted; (iii) a complete and accurate list of all license, development, professional services and other Contracts currently in effect granting to the Company or any of its Subsidiaries any right to use any material Intellectual Property (or any portion thereof) material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (other than software which is generally commercially available and would not reasonably be expected to have a replacement value of greater than $250,000) (collectively, the “Inbound License Agreements”); and (iv) a complete and accurate list of all license, development, professional services and other Contracts currently in effect and under which the Company or any of its Subsidiaries has granted or are obligated to grant exclusive licenses to use any Company Intellectual Property (or any portion thereof) owned or created by the Company or any of its Subsidiaries that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (collectively, the “Outbound License Agreements” and together with the Inbound License Agreements, the “Company IP Agreements”).
          (b) Except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company or its Subsidiaries owns all right, title and interest in and to or has a license or other right to use the Intellectual Property that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted (“Company Intellectual Property”), free and clear of all Liens other than Permitted Liens; (ii) since January 1, 2003 (or earlier for claims not since resolved), neither the Company nor any of its Subsidiaries has received any notice or claim challenging (x) its ownership of Intellectual Property owned by the Company or any of its Subsidiaries (“Company-Owned Intellectual Property”) or (y) the validity or enforceability of any Company Registered Intellectual Property; and (iii) each item of Company Registered Intellectual Property is valid, subsisting and in full force and effect and has not been abandoned.
          (c) The Company has taken commercially reasonable steps to protect the Company-Owned Intellectual Property, including its Trade Secrets. To the Knowledge of the Company and except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, no Trade Secret of the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement designed to commercially reasonably protect and prevent further disclosure of the Company’s proprietary interests in and to such Trade Secrets.
          (d) Except as has not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect: (i) no Actions or Orders are pending or, to the Knowledge of the Company, threatened (including cease and desist letters or requests for a license) against the Company or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (ii) there is no pending or, to the Knowledge of the Company, threatened claim that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating (“Infringing”) any Intellectual Property owned or used by any other person; (iii) to the Knowledge of the Company, no other person has Infringed, or is Infringing any Company-Owned Intellectual Property and no written claims of any of the foregoing have been brought against any person by the Company or any of its Subsidiaries; (iv) there are no defaults by the Company or any of its Subsidiaries with respect to any Company IP Agreement; (iv) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code; (v) the Company Software operates, when installed, operated and maintained according to the Company’s written instructions, in the manner for which it is intended.
          (e) The Company Software does not contain, or is not derived in any manner (in whole or in part) from, any Publicly Available Software
          (f) For the purposes of this Agreement, the following terms shall have the meanings assigned below:
          (i) “Company Software” means all material Software owned by the Company or any of its Subsidiaries.
          (ii) “Company Source Code” means any source code or human-readable form of the Software owned by the Company or any of its Subsidiaries.
          (iii) “Intellectual Property” means all U.S. and foreign intellectual property, including: (i) patents, inventions, discoveries, processes, designs, techniques, developments, technology and know-how; (ii) copyrights and works of authorship in any media, including Software, Internet site content, graphics, advertising and marketing materials; (iii) trademarks, services marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; and (iv) trade secrets, confidential, proprietary or non-public information, documents, analyses, research and lists.
          (iv) “Publicly Available Software” means all Software that is distributed as free Software, open source Software (e.g., Linux), or similar licensing or distribution models; and requires as a condition of use, modification and/or distribution of such Software that such Software, or other Software incorporated into, derived from or distributed with such Software, be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge.
          (v) “Registered Intellectual Property” means all registrations, recordings and applications to register or record Intellectual Property with any Governmental Entity.
          (vi) “Software” means all computer programs (whether in source code or object code form and including any and all software implementations of algorithms, models and methodologies), and all data bases, compilations and documentation (including user, operator, and training manuals) related to the foregoing.
          (vii) “Trade Secrets” means any rights in confidential information and proprietary information, including any idea, formula, algorithm, design, pattern, unpublished patent application, compilation, program, Company Source Code, specification, data, device, method, technique, process or other know-how as well as any other financial, marketing, customer, pricing and cost confidential and proprietary information related to its business, that derives, in the Company’s reasonable opinion, independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, other than as required pursuant to Law.
     SECTION 3.18. Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) at the Stockholders Meeting or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated by this Agreement.
     SECTION 3.19. Takeover Statutes; Rights Plans. (a) The Board of Directors of the Company has taken, or shall have taken on or prior to the Closing, all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable state anti-takeover statutes or regulations and all takeover-related provisions set forth in the Company Certificate and the Company Bylaws.
          (b) Prior to the date of this Agreement, the Company has amended the Rights Plan so that (i) neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (A) cause the Company Rights to become exercisable, (B) cause Parent or any of its Affiliates or Associates (each as defined in the

Rights Plan) to become an Acquiring Person (as defined in the Rights Plan) or (C) give rise to a Distribution Date or Stock Acquisition Date (each as defined in the Rights Plan), and (ii) the Company Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has made available to Parent a complete and correct copy of such amendment.
     SECTION 3.20. Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.
     SECTION 3.21. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than The Blackstone Group) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.
     SECTION 3.22. Opinion of Financial Advisors. The Company has received the opinion of The Blackstone Group, dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of such opinion has been, or will promptly be, delivered to Parent.
     SECTION 3.23. Insurance. Copies of all material insurance policies maintained by the Company and its Subsidiaries, including fire and casualty, general liability, product liability, business interruption, directors and officers and other professional liability policies, have been made available to Parent. All such insurance policies are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither the Company nor any of its Subsidiaries is in material breach or default of any of the material insurance policies of the Company and its Subsidiaries. No notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such insurance policies.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB
          Parent and Merger Sub represent and warrant to the Company as follows:
     SECTION 4.01. Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals individually or in the aggregate has not had and would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.
     SECTION 4.02. Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law).
     SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Merger Sub under (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or any of their respective properties, rights or other assets is subject or (iii) assuming the consents, approvals, filings and other matters referred to Section 4.03(b) are duly obtained or made, any Law or Order applicable to Parent or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (ii), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.
          (b) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger or the other transactions contemplated by this Agreement by Parent and Merger Sub do not and will not require any consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity except for (a) (i) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder and (ii) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable Antitrust Law, (ii) the filing with the SEC of (x) the Proxy Statement and (y) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) any filings with and approvals of Nasdaq, and (v) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.
     SECTION 4.04. Litigation. There are no Actions pending or, to the knowledge of any executive officer of Parent, threatened against Parent or any of its Subsidiaries or any of the executive officers or directors of the Parent, except, in each case, for those that, individually or in the aggregate, would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, writ, judgment, injunction, settlement, decree or award, except for those that, individually or in the aggregate, would not reasonably be likely to prevent, materially delay or materially impede the ability of Parent to consummate the Merger or the other transactions contemplated by this Agreement.
     SECTION 4.05. Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.
     SECTION 4.06. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
     SECTION 4.07. Capital Resources. As of the Closing, Parent will have funds that are sufficient to effect the Closing on the terms contemplated hereby.
     SECTION 4.08. Brokers. No broker, investment banker, financial advisor or other person (other than J.P. Morgan Securities, Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.
     SECTION 4.09. Voting Requirements. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
     SECTION 5.01. Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise expressly permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 5.01 of the Company Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent:
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Stock Plans or (B) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);
          (b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, including pursuant to Contracts as in effect on the date hereof, except for (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company RSUs, Company Deferred Stock Units or Company Stock-Based Awards, in each case outstanding as of the date hereof and in accordance with their terms on the date hereof and (y) issuances in accordance with the Rights Plan;
          (c) amend the Company Certificate or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;
          (d) directly or indirectly acquire (i) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (ii) any assets, rights or properties except for (A) capital expenditures, which shall be subject to the limitations of clause (g) below, (B) purchases of inventory, raw materials or supplies in the ordinary course of business consistent with past practice and (C) other acquisitions, investments or capital contributions not exceeding $3,000,000 in the aggregate;
          (e) (i) sell, pledge, dispose of, transfer, lease, license, or otherwise encumber or subject to any Lien any material properties, rights or assets of the Company or any of its Subsidiaries, except (A) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (B) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (x) assets or properties of the Company or any of its Subsidiaries having a value not to exceed in the aggregate $1,000,000, (y) inventory which is obsolete or no longer used or useful in the conduct of the Company’s or any of its Subsidiaries’ business having an aggregate sales value not to exceed in the aggregate $1,000,000 or (z) finished goods in the ordinary course of business consistent with past practice; or (ii) unless otherwise permitted under another clause of this Section 5.01, enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Subsidiary of the Company and the Company or another wholly-owned Subsidiary of the Company;
          (f) (i) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice, in an aggregate amount not to exceed $5,000,000 at any time outstanding) or (ii) make any loans or advances to any person other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice which would result in the aggregate amount of all loans and advances of the Company and its Subsidiaries exceeding $3,000,000;
          (g) make any new capital expenditure in excess of $500,000 individually or $16,000,000 in the aggregate with respect to all such capital expenditures, except as set forth in Section 5.01(g) of the Company Disclosure Schedule;
          (h) except as required by Law or any judgment by a court of competent jurisdiction, (i) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or (B) any payments, discharges, settlements or satisfactions that do not exceed $1,000,000 individually or $3,000,000 in the aggregate, or (ii) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;
          (i) (i) enter into or fail to renew any Contract of the type described in Section 3.09 (excluding subclauses (i) and (xv) of Section 3.09), (ii) enter into or fail to renew any Contract (other than Contracts of the type described in subclauses (i) through (xiv) of Section 3.09) that has an aggregate first year or annual value of $3,000,000 or more, other than purchase or sales orders or other Contracts entered into in the ordinary course of business consistent with past practice that are terminable or cancelable by the Company or any of its Subsidiaries without penalty on 90 days’ notice or less, (iii) materially modify, terminate, or cancel any Contract of the type described in Section 3.09 (excluding subclause (i) of Section 3.09), or waive, release or assign any material rights or claims thereunder (iv) enter into, modify, amend or terminate any other Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted or (v) except as may be required by Law, modify and amend in any material respect the Company Compliance Program;
          (j) enter into any Contract of the type described in Section 3.09 to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or any of its Subsidiaries under, or require Parent or any of its Affiliates to license or transfer any of its Intellectual Property or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;
          (k) except as required (x) by applicable Law, (y) to comply with any Company Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent) or (z) as may be required to avoid adverse treatment under Section 409A of the Code, (i) adopt, enter into, terminate, modify or amend (A) any Company Benefit Plan or (B) any Company Benefit Agreement or, other than with respect to the hiring of any person whose annual cash compensation (including target bonus payments) does not exceed $250,000, any other Contract, plan or policy involving the Company or any of its Subsidiaries and Company Personnel, except in the ordinary course of business consistent with past practice with respect to employees of the Company or its Subsidiaries who are not Key Personnel, (ii) grant any severance or termination pay to any Company Personnel or increase the compensation of any Company Personnel except for any such increases in the ordinary course of business consistent with past practice with respect to Company Personnel who are not Key Personnel, (iii) remove any existing restrictions in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder or (vi) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;
          (l) except as required by GAAP and as advised by the Company’s independent public accountant, revalue any material assets or liabilities of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices;
          (m) perform any monthly or quarterly financial reporting close process in a manner that differs from that used for months or quarters ending in calendar year 2006 and prior to the date hereof;
          (n) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and/or its Subsidiaries taken as a whole, other than in the ordinary course of business consistent with past practice or otherwise not in excess of $10,000,000 (provided that for purposes of this Section 5.01(n) Parent shall be required to consent in the event that failure by the Company or its Subsidiaries to make the requested change in book value would result in the Company or its Subsidiaries not being in compliance with GAAP); or

          (o) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
     SECTION 5.02. Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing if (a) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Section 7.02(a) or Section 7.03(a) or (b) it (and, in the case of Parent, Merger Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Merger Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.
     SECTION 5.03. Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (a) timely file all Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (b) timely pay all material Taxes due and payable; (c) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all Taxes payable but not yet due; (d) promptly notify Parent of any material Actions pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of Tax and not settle or compromise any material Tax liability without Parent’s prior written consent, which shall not be unreasonably withheld; (e) except in the ordinary course of business and consistent with past practice (i) not change any method of accounting; (ii) not file any amended Tax Return; (iii) not agree to an extension or waiver of the statute of limitations with respect to the assessment of determination of Taxes; and (iv) not make or change any material Tax election, in each case, without Parent’s prior written consent, which shall not be unreasonably withheld. Any Tax Returns described in this Section 5.03 shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company. The Company shall notify Parent upon the filing of any such material Tax Return and shall make such Tax Returns available to Parent.
     SECTION 5.04. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
ARTICLE VI
ADDITIONAL AGREEMENTS
     SECTION 6.01. Stockholders Meeting. (a) As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders solely for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) use its reasonable best efforts to obtain the Company Stockholder Approval (for the sake of clarity, it is understood that a Company Adverse Recommendation Change by the Company in accordance with Section 6.04 shall not be deemed to be a breach of this Section) and (iii) subject to Section 6.04, include in the Proxy Statement the recommendation of the Board of Directors (the “Company Recommendation”) that the stockholders of the Company vote in favor of the adoption of this Agreement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company’s obligations pursuant to this Section 6.01(a) shall, consistent with Section 6.04(c), not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.
          (b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting if this Agreement is terminated in accordance with Section 8.01.
     SECTION 6.02. Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company shall, with the assistance of Parent, prepare and file with the SEC the Proxy Statement to be sent to the stockholders of the Company relating to the Stockholders Meeting to be held to consider adoption of this Agreement. Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Proxy Statement and Parent and its counsel shall be given the reasonable opportunity to review and comment on such Proxy Statement and any related materials, including any letters prepared in response to any SEC comments, which comments shall be given reasonable consideration by the Company. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to cause the Proxy Statement to be mailed to the Company’s stockholders as soon as reasonably practicable after the Proxy Statement is cleared by the SEC. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.
     SECTION 6.03. Access to Information; Confidentiality. (a) To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of planning for post-merger integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Parent may from time to time reasonably request, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company or its Subsidiaries and, during such period, the Company shall furnish promptly to Parent all information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege. If any of the information or material furnished pursuant to this Section 6.03 includes materials or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party understands and agrees that the parties have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
          (b) In furtherance of the foregoing but without limiting the generality of Section 6.03(a), the Company shall, and shall cause its Subsidiaries and their respective officers and directors to, reasonably cooperate with Parent in connection with obtaining any financing Parent deems necessary to consummate the transactions contemplated hereby (the “Financing”), including by (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in preparation of confidential information memoranda, prospectuses and other materials to be used in connection with the Financing, (iii) providing assistance in the preparation for, and participating in, meetings, due diligence sessions, road shows and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (iv) providing any financial information necessary for the satisfaction of the obligations and conditions set forth in any commitment letters or similar agreements and (v) undertaking such other actions, all as Parent may reasonably request in connection with the Financing.
          (c) Each of Parent and the Company shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, all information received from the other party, directly or indirectly, in confidence in accordance with, and shall otherwise abide by and be subject to, the terms and conditions of that certain confidentiality agreement, dated as of September 18, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”); provided, however, that the restrictions set forth in paragraph 11 of the Confidentiality Agreement shall be inapplicable with respect to any of the transactions set forth in this Agreement or any proposals, negotiations or actions by or on behalf of Parent related to this Agreement and the transactions contemplated hereby (including in response to a Notice of Superior Proposal pursuant to Section 6.04(b)). The Confidentiality Agreement shall survive any termination of this Agreement. No investigation pursuant to this Section 6.03 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement.

     SECTION 6.04. No Solicitation. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and the Company shall not authorize or permit any of its and its Subsidiaries’ employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or Affiliate (collectively, “Representatives”) to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to result in or facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than Parent. The Company shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with, and taking into account the advice of, its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes or would reasonably be expected to constitute a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof in violation of the first and second sentences of this Section 6.04(a) and was made after the date hereof and did not otherwise result from a breach of the first and second sentences of this Section 6.04(a), the Company may, subject to compliance with this Section 6.04, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the provisions of the Confidentiality Agreement (it being understood that (x) the standstill provision contained in such confidentiality agreement shall not restrict, and notwithstanding anything herein to the contrary may be waived by the Company to the extent necessary to allow, such person from making any proposals, negotiations or actions in response to any proposals, negotiations or actions taken by or on behalf of Parent in connection with any exercise by Parent of its rights under this Section 6.04 and (y) the provisions set forth in paragraph 12 of the Confidentiality Agreement shall not be a part of any such confidentiality agreement entered into with any such person making such Takeover Proposal), provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of the Company concludes in good faith (after consultation with, and taking into account the advice of, its outside legal advisors) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
          The term “Takeover Proposal” means any inquiry, proposal or offer (or any communication or affirmation in support of any previously made inquiry, proposal or offer) from any person relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company or any Subsidiary, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the stockholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions pursuant to this Agreement.
          The term “Superior Proposal” means any bona fide offer proposed by a third party that if consummated would result in such person (or its stockholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company reasonably determines (after consultation with, and taking into account the advice of, its outside legal advisors and a financial advisor of nationally recognized reputation), taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the person making the proposal, to be (i) more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (ii) reasonably capable of being completed on the terms set forth in the proposal.
          (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation or (B) make any public statement in connection with the Company Recommendation or Stockholders Meeting, or in reference to a Takeover Proposal, that is materially inconsistent with the Company Recommendation (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”); (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.04(a)) or any tender offer constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal; or (iii) waive any provision of, terminate, amend, restate or otherwise modify the Company Rights Plan or redeem the Company Rights. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval and subject to Section 6.04(d), the Board of Directors of the Company may, in response to a bona fide written Takeover Proposal that the Board reasonably determines (after consultation with, and taking into account the advice of, its outside legal advisors and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was not solicited in violation of the first and second sentences of Section 6.04(a) and was made after the date hereof, (x) make a Company Adverse Recommendation Change and/or (y) terminate this Agreement and, concurrently with the termination of this Agreement, enter into a definitive agreement with respect to such Superior Proposal, if the Board of Directors of the Company has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Superior Proposal, the failure of the Board of Directors to take such action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.04(b), and any purported termination or approval pursuant to this sentence shall be void and of no force or effect, unless the Company pays to Parent the fee payable pursuant to Section 8.02(b) prior to or concurrently with such termination pursuant to this Section 6.04(b); and provided, further, however, that the Board of Directors shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to the foregoing clause (x) or to terminate this Agreement pursuant to the foregoing clause (y) unless the Company has:
          (i) provided to Parent three Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors and the identity of the person making the proposal (it being understood and agreed that any amendment to the financial terms or any material amendment to any other material term of any such Superior Proposal shall require a new Notice of Superior Proposal and a new three Business Day period);
          (ii) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal; and
          (iii) at the end of such three Business Day period, determined that such Takeover Proposal has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the financial terms of this Agreement proposed by Parent following a Notice of Superior Proposal, as a result of the negotiations between Parent and the Company pursuant to clause (ii) or otherwise).
     In addition, and notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval the Board of Directors of the Company may, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Board of Directors of the Company nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Takeover Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Company Adverse Recommendation Change if the Board of Directors of the Company has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that, in light of such Intervening Event, the failure of the Board of Directors to effect such a Company Adverse Recommendation Change would result in a breach of its fiduciary duties under applicable Law; provided that, the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change pursuant to this sentence unless the Company has (x) provided to Parent at least three Business Days’ prior written notice (unless the Intervening Event arises fewer than three Business Days prior to the Stockholders Meeting in which case the Company shall notify Parent as promptly as practicable and in any event within 24 hours after such Intervening Event arises) advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail and (y) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event.
          (c) Any Company Adverse Recommendation Change shall not change the approval of this Agreement, the Voting Agreement or any other approval of the Board of Directors of the Company, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger. Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.01, (i) the obligation of the Company to call, give notice of, convene and hold the Stockholders Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Stockholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 6.04, the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders at the Stockholders Meeting for the purpose of adopting this Agreement.
          (d) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.04, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) advise Parent orally and in writing of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal. The Company shall (x) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal and (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal.
          (e) Nothing contained in this Section 6.04 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) (2) or (3) under the Exchange Act, making a statement required under Rule 14d-9 under the Exchange Act or making any disclosure of factual matters to the stockholders of the Company if, in the good faith judgment of the Board of Directors of the Company (after consultation with outside counsel) failure to so disclose would violate its obligations under applicable Law, including the duty of candor to the stockholders of the Company; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.04(b).
     SECTION 6.05. Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this

Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other applicable Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Antitrust Law and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods with respect to the approval of the Merger under the HSR Act and any other applicable Antitrust Laws.
          (b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.05(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, (A) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition and (B) “Foreign Antitrust Laws” means the applicable requirements of antitrust competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions other than the United States.
          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.05(a) and (b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, including using reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed). Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition would be reasonably likely to result in not obtaining the applicable clearance, approval or waiver from an Antitrust Authority with respect to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any similar action (i) the effectiveness or consummation of which is not conditional on the consummation of the Merger or (ii) that individually or in the aggregate is or would reasonably be likely to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (A) the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, either before or after giving effect to the Merger, or (B) Parent’s ownership or operation of any portion of the Company’s or any of its Subsidiaries’ business or assets.
          (d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.
          (e) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall take any action, agree to take any action or consent to the taking of any action pursuant to this Section 6.05 (including with respect to selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner).
          (f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.05 shall limit a party’s right to terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(ii), as applicable, so long as such party has up to then complied in all material respects with its obligations under this Section 6.05.
     SECTION 6.06. Directors’ and Officers’ Indemnification and Insurance. (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Certificate or the Company Bylaws or an indemnification Contract between the Company and any such director or officer (in each case, as in effect on the date hereof), without further action, as of the Effective

Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.
          (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 6.06. In the event Parent takes any action to cause the Surviving Corporation to be, or if any action specified in clause (i) or (ii) in the preceding sentence renders the Surviving Corporation (or its successor or assign), unable to satisfy the obligations referred to in Section 6.06(a), Parent shall cause proper provision to be made so that the Surviving Corporation or the successors and assigns of the Surviving Corporation shall perform the obligations under Section 6.06(a).
          (c) For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) cause the Surviving Corporation to obtain one or more “tail” policies for all or any portion of the full six-year period; provided, further, that in satisfying its obligation under this Section 6.06(c) (other than clause (i) above), neither the Surviving Corporation nor Parent shall be obligated to pay more than an amount per year equal to 300% of the annual premium paid as of the date of this Agreement by the Company for the current directors’ and officers’ liability insurance policy. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide such coverage as may be obtained for such aggregate amount.
          (d) The provisions of this Section 6.06 are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each indemnified party, his or her heirs and his or her representatives and are in addition to are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.
     SECTION 6.07. Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
     SECTION 6.08. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.
     SECTION 6.09. Employee Matters. (a) For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries who remain in the active employment of the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) shall receive employee benefits (for the avoidance of doubt, such benefits do not include bonuses) and base salary that, in the aggregate, are substantially similar to the employee benefits and base salary provided to such employees immediately prior to the Effective Time (excluding defined benefit pension plans); provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements other than as provided for in Section 2.02; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially similar in the aggregate. For the avoidance of doubt, Parent hereby expressly assumes and agrees to perform the Company’s obligations under the employment agreements and Company Stock Plans listed in Section 6.09(a) of the Company Disclosure Schedule in the same manner and to the same extent that the Company would be required to perform such obligations if the Merger had not taken place.
          (b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.
          (c) Parent shall, or shall cause the Surviving Corporation to, recognize the service of each Continuing Employee as if such service had been performed with Parent with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date (to the extent the Continuing Employees do not continue to participate in the employee benefit plans in effect immediately prior to the Effective Time) (i) for purposes of vesting (but not benefit accrual) under any defined benefit pension plan, (ii) for purposes of eligibility for vacation, (iii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan except to the extent required by applicable Law), (iv) for purposes of eligibility for any company matching contributions and (v) unless covered under another arrangement with or of the Company under which any Continuing Employee may be entitled to receive severance benefits, for benefit accrual purposes under any severance plan, except, in the case of clauses (i) through (v), to the extent such treatment would result in duplicative benefits.

          (d) With respect to any welfare plan maintained by Parent or the Surviving Corporation in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company prior to the Effective Time.
          (e) Notwithstanding the foregoing provisions of this Section 6.09, the provisions of Section 6.09(a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable Laws relating to employees and employee benefits matters applicable to such employees.
          (f) The provisions of this Section 6.09 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.09) under or by reason of any provision of this Agreement.
     SECTION 6.10. Takeover Laws. If any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company and its Board of Directors shall use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
     SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.
          (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States set forth on Schedule 7.01 or in which the Company or any of its Subsidiaries engage in business activities that prohibits the consummation of the Merger shall have been issued and remain in effect, and no Law in any such jurisdiction shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.
     SECTION 7.02. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.03(a), 3.03(b), 3.04, the first sentence of 3.07, 3.18 and 3.19 of this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date and except, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be likely to have a Material Adverse Effect). Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (c) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity located in the United States or in another jurisdiction outside of the United States set forth on Schedule 7.01 or in which the Company or any of its Subsidiaries engage in business activities (i) seeking to restrain or prohibit the consummation of the Merger or any other transactions contemplated by this Agreement or seeking to obtain from the

Company, Parent or any of their Subsidiaries any damages that are material in relation to the Company, (ii) seeking to impose limitations on the ability of Parent or any Affiliates of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Corporation, (iii) seeking to prohibit Parent or its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Affiliates or (iv) that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect.
     SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Sections 4.02, 4.08 and 4.09 of this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date and except, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates, individually or in the aggregate, have not had and would not reasonably be likely to have a Parent Material Adverse Effect). The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
          (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by mutual written consent of Parent, Merger Sub and the Company;
          (b) by either Parent or the Company:
          (i) if the Merger shall not have been consummated on or before April 6, 2007 (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of a representation, warranty or covenant in this

Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; and provided, further, that (A) if the condition set forth in Section 7.01(b) shall not have been satisfied on or before April 6, 2007, then, so long as the other conditions to Closing (other than conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied, at the election of Parent, the Outside Date may be extended until July 6, 2007 and (B) if the condition set forth in Section 7.01(b) shall not have been satisfied on or before April 6, 2007, then, so long as the other conditions to Closing (other than conditions that by their nature are to be satisfied on the Closing Date) shall have been satisfied, at the election of the Company, such Outside Date may be extended until July 6, 2007;
          (ii) if a Governmental Entity has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order decree, ruling or action shall have become final and nonappealable in each case that would give rise to the failure of a condition set forth in Section 7.01(b) or 7.01(c); or
          (iii) if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Stockholder Approval;
          (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (B) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent;
          (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (B) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;
          (e) by Parent, in the event that prior to obtaining the Company Stockholder Approval (i) (A) a Company Adverse Recommendation Change shall have occurred or (B) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 6.01(a), Section 6.04(b) (excluding inadvertent breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice), Section 6.04(d) (excluding inadvertent breaches or failures that are capable of being cured and that are cured within two Business Days following receipt of written notice of such breach of failure from Parent if Parent provides such notice) or the first or second sentences of Section 6.04(a), or shall have resolved to effect any of the foregoing, or (ii) the Board of Directors of the Company shall have failed to publicly reaffirm its adoption and recommendation of this

Agreement, the Merger or the other transactions contemplated by this Agreement within ten Business Days of receipt of a written request by Parent to provide such reaffirmation following the public announcement of a Takeover Proposal or a Takeover Proposal otherwise becoming publicly known; or
          (f) by the Company, prior to obtaining the Company Stockholder Approval, in accordance with, and subject to the terms and conditions of, Section 6.04(b).
     SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement, other than the provisions of Section 3.21 and 4.08, the second and third sentences of Section 6.03(a), this Section 8.02, Section 8.03 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.
          (b) In the event that this Agreement is terminated:
          (A) by Parent or the Company pursuant to Section 8.01(b)(i) following a Company Adverse Recommendation Change, if, at the time of such termination, either (1) the Company is in breach or shall have failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (y) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by the Company within 10 calendar days following receipt of written notice of such breach or failure to perform from Parent or (2) Parent was entitled to terminate this Agreement pursuant to clause (C), (D) or (E) below;
          (B) by Parent or the Company pursuant to Section 8.01(b)(ii) following a Company Adverse Recommendation Change, if, at the time of such termination Parent was entitled to terminate this Agreement pursuant to clause (C), (D) or (E) below;
          (C) by Parent or the Company pursuant to Section 8.01(b)(iii) following a Company Adverse Recommendation Change;
          (D) by Parent pursuant to Section 8.01(c) following a Company Adverse Recommendation Change;
          (E) by Parent pursuant to Section 8.01(e), unless prior to such termination the Company Stockholder Approval shall have been obtained; or
          (F) by the Company pursuant to Section 8.01(f);
then in each case the Company shall pay Parent a fee equal to $44,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement (or, in the event of a termination by the Company pursuant to Section 8.01(b) or Section 8.01(f), prior to or concurrently with such termination).
          (c) In the event that (i):
          (A) (1) prior to obtaining the Company Stockholder Approval, a Takeover Proposal shall have been made to the Company or directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, and (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i) (except in the event that at the time of such termination all conditions to Closing shall have been satisfied or waived (and, in the case of those conditions that by their nature are to be satisfied on the Closing Date, would be satisfied or waived if the Closing were held on the date of such termination) other than the condition set forth in Section 7.01(b)) or by the Parent pursuant to Section 8.01(c), in each case in circumstances not requiring payment of the Termination Fee pursuant to Section 8.02(b); or
          (B) (1) prior to obtaining the Company Stockholder Approval, a Takeover Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, and (2) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) in circumstances not requiring payment of the Termination Fee pursuant to Section 8.02(b), then (ii) if at any time prior to the date that is 12 months after any such termination referred to in this Section 8.02(c), the Company enters into a definitive Contract with respect to, or consummates the transactions contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is made or consummated before or after termination of this Agreement), then the Company shall pay to Parent, by wire transfer of same-day funds, the Termination Fee on the date of the first to occur of such event(s) referred to above in this clause (ii) of this Section 8.02(c). For purposes of clause (ii) of this Section 8.02(c) only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 6.04(a) except that all references to “15%” therein shall be deemed to be references to “more than 50%”.
          (d) The Company and Parent acknowledge and agree that the agreements contained in Section 8.02(b) and Section 8.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly (i) if the Company fails promptly to pay the amount due pursuant to Section 8.02(b) or Section 8.02(c), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, and subject to the first sentence of this Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
     SECTION 8.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.03 shall, in order to be effective, require, in the case of Parent, the Company and Merger Sub, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 8.03, a duly authorized committee of its Board of Directors to the extent permitted by applicable Law.
ARTICLE IX
GENERAL PROVISIONS
     SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
     SECTION 9.02. Fees and Expenses. Except as provided in Section 8.02, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.
     SECTION 9.03. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent or Merger Sub, to:
McKesson Corporation
1 Post Street
San Francisco, CA 94104
Fax: (415) 983-8826
Attention: Executive Vice President and General Counsel
with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Fax: (212) 455-2502
Attention: Robert E. Spatt
                  William E. Curbow
(b)	if to the Company, to:
Per-Se Technologies, Inc.
1145 Sanctuary Parkway, Suite 200
Alpharetta, GA 30004
Fax: (770) 237-6961
Attention: Paul J. Quiner
with a copy to:
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Fax: (404) 572-5100
Attention: John D. Capers, Jr.
                  G. Roth Kehoe II
     SECTION 9.04. Definitions. Form the purposes of this Agreement, the following terms shall have the meanings assigned below:
          (a) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
          (b) “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

          (c) “Key Personnel” means any director, officer or other employee of the Company or any Subsidiary of the Company with annual base compensation in excess of $250,000.
          (d) “Knowledge” means, with respect to any matter in question, the actual knowledge of any of those persons set forth in Section 9.04 of the Company Disclosure Schedule, such persons including each member of the Company’s Audit Committee, each executive officer and each senior vice president of the Company or its Subsidiaries, in each case after making due inquiry.
          (e) “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each, an “Effect”) which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (1) any Effect (A) in the financial or securities markets, the economy in general or prevailing interest rates, (B) in the industries in which the Company or any of its Subsidiaries operates in general, (C) in GAAP or regulatory accounting principles or interpretations thereof or (D) in Law or interpretations thereof by any Governmental Entity; provided that in the case of each of clause (A), (B) and (D) any Effect shall only be excluded if such Effect does not adversely disproportionately impact the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole; (2) a change in the Company’s stock price or trading volume or the failure by the Company to meet any internal or published financial projections or forecasts, including revenue or earnings predictions; provided that the exceptions in this clause (2) are strictly limited to any such change or failure in and of itself and shall in no way prevent or otherwise affect a determination that any Effect underlying or related to any such change or such failure has resulted in, or contributed to, a Material Adverse Effect; or (3) any Effect that is proved by the Company to the applicable legal standard to have resulted from the announcement of the execution of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement; provided that the exception in this clause (3) shall not affect the representations of the Company in Section 3.05; or (ii) is or would reasonably be expected to impair in any material respect the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.
          (f) “Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: any change, effect, event, occurrence, state of facts or development (A) in the financial or securities markets, the economy in general or prevailing interest rates or (B) in the industries in which Parent or any of its Subsidiaries operates in general, to the extent (in the case of (A) or (B)) that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Parent or any of its Subsidiaries; or (ii) is or would reasonably be expect to impair in any material respect the ability of the Parent to consummate the Merger and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement on a timely basis.
          (g) “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords with respect to Leased Real Property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent (d) in the case of Real Property, in addition to items (a) and (b), zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries; and (e) any other Liens set forth on Section 9.04(g) of the Company Disclosure Schedule.
          (h) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
          (i) “Subsidiary” of any person, means any person (i) of which such person directly or indirectly owns, securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power or (ii) of which a person possesses the right to elect more than fifty percent (50%) of the directors or persons holding similar positions.
     SECTION 9.05. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

     SECTION 9.06. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
     SECTION 9.07. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
     SECTION 9.08. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except (from and after the Effective Time) for the provisions Section 6.06, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.
     SECTION 9.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
     SECTION 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     SECTION 9.11. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.
     SECTION 9.12. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.12.
     SECTION 9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

MCKESSON CORPORATION
By:	/S/ JOHN H. HAMMERGREN
	Name:	John H. Hammergren
	Title:	Chairman of the Board, President and Chief Executive Officer

PACKET MERGER SUB INC.
By:	/S/ MARC E. OWEN
	Name:	Marc E. Owen
	Title:	Executive Vice President

PER-SE TECHNOLOGIES, INC.
By:	/S/ PHILIP M. PEAD
	Name:	Philip M. Pead
	Title:	Chairman, President & CEO

[SIGNATURE PAGE — MERGER AGREEMENT]

EXHIBIT A
Form of Amended and Restated Certificate of Incorporation
of the Surviving Corporation
     FIRST: The name of the corporation (hereinafter called the “Corporation”) is [•].
     SECOND: The aggregate number of shares which the Corporation shall have authority to issue is [•] shares of Common Stock, par value $0.01 per share.
     THIRD: The street address of the Corporation’s initial registered office in [•] and the name of its initial registered agent at that office is [•].
     FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
     SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.
     SEVENTH: Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Schedule 7.01
United Kingdom
Australia